 EXHIBIT 9.02

CARDINAL COMMUNICATIONS, INC.
PROFORMA EXPLANATORY HEADNOTE

The following unaudited, proforma financial statements give effect to the purchase of all outstanding shares of the capital stock of Sovereign Partners, LLC and Subsidiaries by Cardinal Communications, Inc. and is based on the estimates and assumptions set forth herein and in the notes to such statements. This proforma information has been prepared utilizing the historical financial statements of the Company and notes thereto, which are incorporated by reference herein. The historical results of the Company are incorporated by reference to its 10-KSB/A for the year ended December 31, 2004. The proforma financial data does not purport to be indicative of the results which actually would have been obtained had the acquisition been effected on the dates indicated or the results which may be obtained in the future.

Effective February 18, 2005, the Registrant, Cardinal Communications, Inc., formerly known as USURF America, Inc., a Nevada corporation (“Cardinal”) or (the “Company”) entered into a Securities Purchase Agreement (the “Acquisition Agreement”) with Sovereign Partners, LLC, a Colorado limited liability company (“Sovereign”) and each of the members of Sovereign (the “Members”) (the “Acquisition”). The Acquisition Agreement provides, among other things, for the acquisition by the Company of 100% of the membership interests of Sovereign from the Members in exchange for the issuance of shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) and shares of the Company’s newly created Series B Convertible Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). Upon the completion of the Acquisition, Sovereign will be owned and operated as a wholly-owned subsidiary of the Company. At the Closing, the Members were issued an aggregate of 35,000,000 shares of Cardinal Common Stock and 100,000 shares of Cardinal Preferred Stock.

The transaction will be accounted for as a purchase. The purchase price will be allocated to the acquired assets and assumed liabilities based upon fair market values on the date of acquisition.

The following table summarizes the assets acquired and liabilities assumed by Cardinal in the transaction and the amount attributable to cost in excess of assets acquired:

Sovereign Preliminary Purchase Price Allocation
Consideration	Preliminary Purchase Price Allocation
Stock	$5,705,150
Transaction costs	294,765
Minority Interest	4,750,672
Assumption of liabilities	43,003,203
Adjusted Purchase Price	53,753,640

Allocation to Assets	(47,047,369)

Residual Value of Goodwill	$6,706,271

The preliminary estimate of assets represents management's best estimate based on currently available information; however, such estimate may be revised within the one-year period following the acquisition date.

The following unaudited proforma balance sheet assumes the acquisition occurred on December 31, 2004 and unaudited, proforma condensed statements of operations assume the Sovereign acquisition occurred on January 1, 2004. In the opinion of management, all adjustments necessary to present fairly such unaudited proforma condensed statements of operations have been made.

Cardinal Communications, Inc.
Proforma, Consolidating (Unaudited) Balance Sheet
December 31, 2004

				Cardinal
	Cardinal	Sovereign		Communications,
	Communications,	Partners, LLC	Proforma	Inc. Proforma
	Inc.	& Subsidiaries	Adjustments	Consolidated
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$730,372	$818,000		$1,548,372
Marketable Securities	188,000	290,000	(290,000)	188,000
Receivables	613,099	497,000		1,110,099
Due from related parties	—	307,000		307,000
Unamortized Financing Costs	374,378	—		374,378
Real estate and land inventory	—	39,196,000		39,196,000
Deposits and prepaid expenses	77,309	582,000		659,309
	1,983,158	41,690,000	(290,000)	43,383,158

PROPERTY AND EQUIPMENT, NET	905,832	4,220,000		5,125,832

INTANGIBLES AND OTHER ASSETS	3,647,170	101,000	5,717,150	9,465,320
	—	—
TOTAL ASSETS	$6,536,160	$46,011,000	$5,427,150	$57,974,310

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	642,494	177,000		819,494
Accrued liabilities & other liabilities	457,207	1,287,000		1,744,207
Due to related parties and related party debt	—	3,980,000		3,980,000
Deferred Revenue	247,050	—		247,050
Lines of Credit	—	13,117,000		13,117,000
Notes payable	3,573,619	22,006,000		25,579,619
	4,920,370	40,567,000	—	45,487,370

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	—	5,410,000		5,410,000
STOCK TO BE ISSUED			2,037,750	2,037,750

STOCKHOLDERS' EQUITY
Preferred Stock	1		100	101
Common stock	20,278		3,500	23,778
Members' equity	—	278,000	(278,000)	—
Additional paid-in capital	62,822,291		3,663,800	66,486,091
Subscriptions Receivable	(44,585)			(44,585)
Deferred consulting	(17,500)			(17,500)
Accumulated other comprehensive loss		(244,000)		(244,000)
Accumulated deficit	(61,164,695)			(61,164,695)
	1,615,790	34,000	3,389,400	5,039,190

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,536,160	$46,011,000	$5,427,150	$57,974,310

Cardinal Communications, Inc.
Proforma, Consolidating (Unaudited) Statement of Operations
For the Year Ended December 31, 2004

				Cardinal
	Cardinal	Sovereign		Communications,
	Communications,	Partners, LLC	Proforma	Inc. Proforma
	Inc.	& Subsidiaries	Adjustments	Consolidated

Revenues	$6,479,420	$27,620,000	$—	$34,099,420

Expenses
Cost of Sales	3,587,701	23,206,000	—	26,793,701
Depreciation and amortization	1,063,313	603,000		1,666,313
General and administrative	9,471,530	2,061,000	35,000	11,567,530
Total Operating Expenses	14,122,544	25,870,000	35,000	40,027,544

Operating income (loss)	(7,643,124)	1,750,000	(35,000)	(5,928,124)
Other Income (expense)	(9,659,726)	(296,000)		(9,955,726)

Imputed Dividend	(850,000)	—	—	(850,000)
Minority Interest	—	(534,000)	—	(534,000)

Net income (loss)	$(18,152,850)	$920,000	$(35,000)	$(17,267,850)

Net loss per common share	$(0.11)			$(0.09)
Weighted average shares outstanding	165,552,450		35,000,000	200,552,450

CARDINAL COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED UNAUDITED PROFORMA FINANCIAL STATEMENTS

PROFORMA ADJUSTMENTS

The adjustments related to the unaudited pro forma consolidating balance sheet are computed assuming the acquisition of Sovereign by the Company was consummated at January 1, 2004. The adjustments related to the unaudited pro forma consolidating financial statements for the year ended December 31, 2004 are computed assuming the acquisition was consummated at the beginning of the period presented.

NOTE 1 - ADJUSTMENT TO LIABILITIES, EQUITY AND STATEMENT OF OPERATIONS

In connection with the acquisition, the Company assumed $43,003,203 of liabilities of Sovereign which included $4,750,672 of minority interest. The capital structure of Sovereign was converted to the structure of the Company. All expenses of Sovereign have been adjusted to reflect the expenses of the Company.

NOTE 2 - ADJUSTMENT TO ASSETS, LIABILITIES AND EQUITY

In connection with the acquisition, the Company issued 35,000,000 shares of Cardinal Common Stock and 100,000 shares of Cardinal Preferred Stock. Further in connection with the acquisition, the Company recorded in 2005, $47,047,369 of assets.

The entities combined in the acquisition were as follows:

Cardinal Communications, Inc.
Usurf Communications, Inc.
Usurf TV, Inc.
Connect Paging, Inc.
Sovereign Partners, LLC
Sovereign Pumpkin Ridge, LLC
Millstone Development, LLC	93.50% held
Legacy of Shorewood, LLC
Lighthouse Lending, LLC	50.00% held
SovCo Holdings, LLLP	71.655% held
Sovereign Development, LLC
Colony Ridge Development, LLC	59.25% held
Colorado River KOA, LLC
Foxhill Development, LLC	60.00% held
Heritage Condominiums, LLC	50.16% held
Kendal Hills, LLC
Mountain View at T-Bone Ranch, LLC	60.00% held
Pinnacle T-Bone Condominiums, LLC	48.75% held
Riverplace Condominiums, LLC
Riverview Condos Waukesha, LLC
Settler’s Chase Development, LLC	59.25% held
Settler’s Commercial Development, LLC	59.25% held
Sovereign Companies, LLC
Sovereign Realty
Sovereign Homes of Colorado
Sovereign Telecommunications
Sovereign Equipment
Lighthouse Lending, LLC	50.00% held
Sovereign Parker Enterprises, LLC
SR Condominiums, LLC	82.50% held
Patio Homes at T-Bone Ranch, LLC	50.00% held
Please note, unless otherwise noted the entities above are 100% held.